UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

DESIGN WITHIN REACH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50807	94-3314374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor, San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 676-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 14, 2008, John Hellmann, the Vice President and Chief Financial Officer of Design Within Reach, Inc. (the “Company”) announced his resignation, effective on November 28, 2008.

The Company also announced that Theodore R. Upland III, 52, would be appointed the Vice President and Chief Financial Officer of the Company, effective on December 1, 2008. Mr. Upland previously served as the acting Chief Executive Officer of Britanne Corp., a manufacturer and wholesaler of microfiber products, from November 2006 to November 2008, and as the acting Chief Financial Officer for Tippett Studios, a computer graphics animation studio, from March 2007 to November 2008. Prior to that, he served as the Chairman, Chief Executive Officer and President of Prints Plus, Inc., a retailer of prints and framing from April 1997 to May 2006. Prior to that, he served as the Executive Vice President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer of Prints Plus, Inc. from July 1990 to April 1997. Prior to that, Mr. Upland served as the Chief Financial Officer of Impostors, Inc., Supercuts, Inc. and Aca Joe, Inc. Mr. Upland holds a B.S. in Political Science, a J.D. and an M.B.A., each from Santa Clara University in Santa Clara, California.

Pursuant to the terms of Mr. Upland’s offer letter with the Company, Mr. Upland’s annual salary will be $275,000 per year. Mr. Upland will also be eligible to participate in the Company’s bonus plan. If Mr. Upland is terminated without cause or if he is terminated three months prior to or six months after a change of control of the Company, he will receive six months’ worth of his salary payable in installments pursuant to the Company’s regular payroll. The Company will also recommend that the Board of Directors grant Mr. Upland an option to purchase 150,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the later of the date of grant or Mr. Upland’s start date. Twenty-five percent of the shares subject to the option will vest twelve months following the date of grant and the remainder will vest monthly thereafter over three years at a rate of 1/36 of the remaining unvested shares subject to the option.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2008	DESIGN WITHIN REACH, INC.

	By:	/s/ Ray Brunner
Ray Brunner
President and Chief Executive Officer